EXHIBIT 99.1

Northern Technologies International Corporation Reports Financial Results for First Quarter Fiscal 2017

MINNEAPOLIS, Jan. 12, 2017 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ:NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today reported its financial results for the first quarter of fiscal 2017.

First quarter fiscal 2017 financial and operating highlights include (with growth rates compared to first quarter of fiscal 2016):

  Consolidated net sales increased 38.1% to a quarterly record $9,702,000
  ZERUST® product net sales increased 35.2% to $8,085,000
  Natur-Tec® product net sales increased 54.5% to $1,617,000
  Total net sales from NTIC to its joint ventures increased 35.4% to $702,000
  Joint venture operating income increased 4.9% to $2,590,000
  Net income attributable to NTIC was $298,000, or $0.07 per diluted share

“I’m pleased that our initial financial and operating results for fiscal 2017 are in line with our expectations,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “Our Zerust and Natur-Tec businesses experienced strong, double-digit growth.  Furthermore, sales across our joint venture network increased nearly 11%, improving joint venture operating income by nearly 5% for the quarter.  Sales in China increased 128% to $1,547,000, compared to the prior year period.  We have created a strong organization in China that we believe is well positioned to gain market share.  As a result, we expect our Chinese subsidiary will continue to achieve year-over-year improvements in sales and gross margins throughout fiscal 2017.  Sales within our Natur-Tec business are also expanding, and the fiscal 2017 first quarter was the strongest quarter of Natur-Tec growth we have achieved as sales were up 55% to $1,617,000.  Natur-Tec is bordering on breakeven, and may reach profitability in fiscal 2017, as a result of a strong installed base of customers and an increased pipeline of potential opportunities.  Finally, our oil and gas business demonstrated strong growth in the quarter, primarily due to a customer delay that shifted the shipment of approximately $400,000 in tank bottom corrosion products from the fourth quarter of fiscal 2016 to the first quarter of fiscal 2017.  We have created cost-effective and compelling corrosion prevention solutions for the oil and gas industry, but volatility in oil prices and changes in personnel at many customers and partners have delayed our near-term growth in this market.  As prices rebound and volatility declines, we remain optimistic about our long-term potential in the oil and gas market.”

NTIC’s consolidated net sales increased 38.1% to $9,702,000 during the three months ended November 30, 2016, compared to $7,024,000 for the three months ended November 30, 2015.  Consolidated net sales across all business segments were up for the first quarter driven primarily through increased demand of ZERUST® industrial rust and corrosion inhibiting products and higher Natur-Tec® product sales.

The following table sets forth NTIC’s net sales by product category for the three months ended November 30, 2016 and 2015 by segment:

	Three Months Ended
	November 30, 2016	% of Net Sales	November 30 2015	% of Net Sales	% Change
ZERUST® industrial net sales	$6,636,548	68.4%	$5,119,093	72.9%	29.6%
ZERUST® joint venture net sales	701,799	7.2%	518,350	7.4%	35.4%
ZERUST® oil & gas net sales	746,331	7.7%	340,239	4.8%	119.4%
Total ZERUST® net sales	$8,084,678	83.3%	$5,977,682	85.1%	35.2%
Total Natur-Tec® sales	1,617,345	16.7%	1,046,755	14.9%	54.5%
Total net sales	$9,702,023	100.0%	$7,024,437	100.0%	38.1%

NTIC’s joint venture operating income increased 4.9% to $2,590,000 during the three months ended November 30, 2016, compared to joint venture operating income of $2,469,000 during the three months ended November 30, 2015.  The increase was attributable to the corresponding increase in total sales of the joint ventures as fees for services provided to joint ventures are a function of the net sales of NTIC’s joint ventures, which were $24,200,000 during the three months ended November 30, 2016, compared to $21,871,000 for the three months ended November 30, 2015.

Operating expenses, as a percent of net sales, for the first quarter of fiscal 2017 were 53.1%, compared to 67.0% for the same period last fiscal year, primarily a result of a 120-basis point improvement in first quarter gross margins, operating leverage on increased net sales, and lower expenses incurred in support of joint ventures, partially offset by higher selling, general and administrative expenses associated with increased legal expenses in North America and higher operating expenses in China.

The company reported net income attributable to NTIC for the first quarter of fiscal 2017 of $298,000, or $0.07 per diluted share, compared to a net loss attributable to NTIC of $(234,000), or $(0.05) per share for the same period of last fiscal year.

NTIC’s balance sheet remains strong, with no debt, and working capital of $15,884,000 at November 30, 2016, including $2,529,000 in cash and cash equivalents and $1,746,000 in available for sale securities, compared to $16,948,000 at August 31, 2016, including $3,395,000 in cash and cash equivalents and $2,244,000 in available for sale securities.

At November 30, 2016, the company had $20,052,000 of investments in joint ventures, of which over $12,500,000 or 62.5% is cash, with the remaining balance mostly made up of other working capital.

Mr. Lynch added, “We expect fiscal 2017 second quarter results to be better than last year’s. However, it’s important to note that our second quarter is typically our weakest from a sales perspective.  This is primarily due to the long Chinese New Year period, the North American holiday season and, overall, less corrosion taking place at lower winter temperatures worldwide.  Our litigation against Cortec Corporation continues, and a trial date is set for late July 2017.  We remain focused on the execution of our business plan, and expect trends will continue to improve throughout the rest of the fiscal year.”

Outlook

For the fiscal year ending August 31, 2017, NTIC continues to expect its net sales to be in the range of between $37.5 million and $39.0 million.  The company also anticipates net income attributable to NTIC to be in the range of between $3.4 million to $3.9 million, or between $0.75 and $0.85 per diluted share.

These estimates are subject to significant risks and uncertainties, including without limitation to risks and uncertainties relating to NTIC’s Chinese operations, its ongoing litigation against its former Chinese joint venture partner, its ongoing litigation against Cortec Corporation, and other risks and uncertainties.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the first quarter of 2017 and its future outlook, followed by a question and answer session.  The conference call will be available to interested parties through a live audio webcast available through NTIC’s website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months.  The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 46352002.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 40 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding its financial guidance for fiscal 2017, the market potential and growth of its ZERUST®, oil and gas and Natur-Tec® businesses, the market potential, anticipated growth of its business in China and anticipated improved operating results in China, anticipated profitability of NTIC’s Natur-Tec® business, long-term potential of NTIC’s oil and gas business, and other statements that can be identified by words such as “believes,” “continues,” “expects,” “anticipates,” “intends,” “potential,” “outlook,” “will,” “may,” “would,” “should,” “guidance” or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order:  the effect on NTIC’s business and operating results of the termination of NTIC’s joint venture relationship in China and sale of products and services in China through NTIC China; the ability of NTIC China to achieve significant sales; costs and expenses incurred by NTIC in connection with its ongoing litigation against its former Chinese joint venture partner and Cortec Corporation; NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; NTIC’s dependence on its joint venture in Germany in particular due to its significance and the effect of a termination of this or NTIC’s other joint ventures on NTIC’s business and operating results; risks related to the impending exit of the United Kingdom from the European Union and the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates, including in particular the Euro compared to the U.S. dollar; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; timing of NTIC’s receipt of purchase orders under supply contracts; variability in sales to customers in the oil and gas industry and the effect on NTIC’s quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; pending and potential litigation; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended August 31, 2016 filed by NTIC with the SEC on November 22, 2016. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 2016 (UNAUDITED)
AND AUGUST 31, 2016 (AUDITED)

	November 30, 2016	August 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,529,140	$3,395,274
Available for sale securities	1,745,968	2,243,864
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts
of $40,000 at November 30, 2016 and August 31, 2016	5,454,741	4,755,320
Trade joint ventures	700,518	791,903
Fees for services provided to joint ventures	1,422,105	1,406,587
Income taxes	120,539	215,905
Inventories	7,388,095	7,711,287
Prepaid expenses	640,699	422,031
Total current assets	20,001,805	20,942,171

PROPERTY AND EQUIPMENT, NET	7,183,663	7,275,872

OTHER ASSETS:
Investments in joint ventures	20,052,432	19,840,774
Deferred income taxes	1,614,229	1,639,762
Patents and trademarks, net	1,307,040	1,278,597
Other	49,831	92,874
Total other assets	23,023,532	22,852,007
Total assets	$50,209,000	$51,070,050

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,959,284	$2,753,903
Accrued liabilities:
Payroll and related benefits	637,106	938,363
Other	521,623	301,836
Total current liabilities	4,118,013	3,994,102

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000
shares; issued and outstanding 4,530,870 and 4,533,416, respectively	90,617	90,668
Additional paid-in capital	13,857,777	13,798,567
Retained earnings	33,952,995	33,655,357
Accumulated other comprehensive loss	(4,211,747)	(3,009,617)
Stockholders’ equity	43,689,642	44,534,975
Non-controlling interest	2,401,345	2,540,973
Total equity	46,090,987	47,075,948
Total liabilities and equity	$50,209,000	$51,070,050

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2016 AND 2015

	Three Months Ended
	November 30, 2016	November 30, 2015
NET SALES:
Net sales, excluding joint ventures	$9,000,224	$6,501,410
Net sales, to joint ventures	701,799	523,027
Total net sales	9,702,023	7,024,437

Cost of goods sold	6,612,766	4,875,423
Gross profit	3,089,257	2,149,014

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,274,004	983,753
Fees for services provided to joint ventures	1,315,591	1,485,429
Total joint venture operations	2,589,595	2,469,182

OPERATING EXPENSES:
Selling expenses	2,039,084	1,525,083
General and administrative expenses	2,471,780	2,174,607
Research and development expenses	642,522	1,004,097
Total operating expenses	5,153,386	4,703,787

OPERATING INCOME (LOSS)	525,466	(85,591)

INTEREST INCOME	3,563	14,173
INTEREST EXPENSE	(4,623)	(4,726)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	524,406	(76,144)

INCOME TAX EXPENSE (BENEFIT)	117,713	(3,502)

NET INCOME (LOSS)	406,693	(72,642)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	109,054	161,709

NET INCOME (LOSS) ATTRIBUTABLE TO NTIC	$297,639	$(234,351)

NET INCOME (LOSS) ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.07	$(0.05)
Diluted	$0.07	$(0.05)

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,531,950	4,538,371
Diluted	4,558,878	4,538,371

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600